Exhibit 99.1

INFORMATION STATEMENT/PROSPECTUS SUPPLEMENT DATED SEPTEMBER 5, 2008

The following additional disclosure supplements disclosure contained in the information statement/prospectus, dated August 20, 2008, mailed to stockholders of APP Pharmaceuticals, Inc. (“APP”) in connection with the proposed acquisition of APP by Fresenius SE, a societas europaea organized under the laws of Germany (“Fresenius”), pursuant to a merger agreement entered into among APP, Fresenius, Fresenius Kabi Pharmaceuticals Holding, Inc. (formerly Fresenius Kabi Pharmaceuticals Holding, LLC), a Delaware corporation and an indirect, wholly-owned subsidiary of Fresenius (“FK Holdings”), and Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of FK Holdings.

Litigation Relating to the Merger

As disclosed in the information statement/prospectus under the heading “The Merger—Litigation Related to the Merger,” following the announcement of the merger agreement a putative class action complaint was filed against APP and four of APP’s current directors (Dr. Soon-Shiong, Michael Blaszyk, Michael Sitrick, and Joseph Pizza) in the Circuit Court of Cook County, Illinois: Buggs v. APP Pharmaceuticals, Inc., et.al, Case No. 08CH29335. On August 27, 2008, APP and the other defendants reached an agreement-in-principle with the plaintiffs regarding the settlement of this lawsuit. In connection with the settlement, the additional disclosures set forth herein are being made to APP stockholders. APP stockholders should consider this additional disclosure in determining whether to exercise their rights of appraisal described in the information statement/prospectus under “Rights of Appraisal,” beginning on page 95.

The parties contemplate that the agreement-in-principle will be further documented by the parties in a settlement agreement that the settlement agreement will contain customary provisions and further agree that approval of the settlement must, and will, be sought from the court following notice to the stockholders of APP and consummation of the merger. In connection with the approval of the settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by APP. As part of the proposed settlement, we have agreed to pay $500,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court. There can be no assurance that the parties will ultimately enter into a written settlement agreement or that the court will approve the settlement even if the parties were to enter into such an agreement. If the court does not approve the settlement, the proposed settlement as contemplated by the agreement-in-principle may be terminated.

The settlement will not affect the amount or type of merger consideration APP stockholders will receive in the merger.

In connection with the settlement, we have agreed that APP and the other parties will not assert that a stockholder’s demand for appraisal is not timely under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) if such stockholder who otherwise satisfies the requirements of Section 262 of the DGCL submits a written demand for appraisal that is received by APP by September 16, 2008.

APP and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuit, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, in order to provide information to APP’s stockholders at a time and in a manner that would not cause any delay of the merger, APP and its directors agreed to the settlement described above. APP and the other defendants considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

SUPPLEMENTAL INFORMATION TO THE INFORMATION STATEMENT/PROSPECTUS

In connection with the settlement of the litigation, APP and Fresenius have agreed to supplement certain disclosures in the information statement/prospectus. The supplements are set forth below. New text is bolded and underlined, and deleted text is struck through.

The disclosure in the second paragraph from the top of page 34 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“On April 8, 2008, APP’s board of directors held a special meeting to discuss the unsolicited expressions of interest that APP had received from potential acquirors. Representatives of Goldman Sachs, Lazard and Fried Frank were present at the meeting. At the meeting, representatives of Fried Frank discussed with the APP directors their fiduciary duties in evaluating a potential business combination involving APP. Also, at the meeting, Goldman Sachs and Lazard identified ~~other companies~~ 7 potential strategic acquirors that might be interested in acquiring APP, including Fresenius, and discussed making these other companies aware that APP was currently reviewing indications of interest which it had received and that they should contact APP if they were interested in pursuing a potential transaction. Each of these potential strategic acquirors was made aware by representatives of APP, or became aware on its own, that APP was considering indications of interest. Except as described in this information statement/prospectus, none of these potential strategic acquirors expressed an indication of interest in a potential business combination with APP.”

The disclosure in the second paragraph from the top of page 35 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“During the week of April 28, 2008, a representative of Lazard received an unsolicited telephone call from a company we refer to as potential acquiror D, which was one of the companies identified by Goldman Sachs and Lazard as potentially being interested in acquiring APP, expressing interest in exploring a potential acquisition of APP. On May 1, 2008, APP sent a draft confidentiality agreement to potential acquiror D. Beginning on May 1, 2008, APP granted Fresenius access to the due diligence materials maintained in APP’s online data room.”

The disclosure in the seventh paragraph from the top of page 35 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“On May 16, 2008, Fresenius submitted a letter to Goldman Sachs and Lazard in which it outlined a non-binding, preliminary proposal, subject to further due diligence, to acquire the outstanding shares of APP common stock. The letter indicated that Fresenius had retained Deutsche Bank AG, which we refer to as Deutsche Bank, as its financial advisor and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, which we refer to as Skadden Arps, as its legal counsel. This initial proposal contemplated the acquisition by Fresenius of 90% of the outstanding shares of APP common stock at a price per share of $20 in cash plus a CVR with a maximum payout of $6.66 per share based on APP achieving certain Adjusted EBITDA targets over an unspecified period. This proposal also required that Dr. Soon-Shiong and entities affiliated with him, who collectively hold approximately 81.1% of the outstanding shares of APP common stock and who we refer to as the “principal stockholders,” agree to “rollover” shares of APP representing 10% of the outstanding shares of APP common stock into equity interests of a subsidiary of Fresenius that would own 100% of the outstanding shares of APP after the proposed transaction. That same day, potential acquiror B also submitted a letter to Dr. Soon-Shiong in which it outlined a non-binding, preliminary proposal, subject to further due diligence, to acquire for cash 100% of the outstanding shares of APP common stock. Potential acquiror B’s preliminary proposal did not include an offer to APP management of continued employment following a transaction.”

The disclosure in the fourth paragraph from the bottom of page 35 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“On May 23, 2008, potential acquiror A submitted a letter to Dr. Soon-Shiong in which it outlined a non-binding, preliminary proposal, subject to further due diligence, to acquire for stock or a mix of stock and cash 100% of the outstanding shares of APP common stock. Potential acquiror A’s preliminary proposal did not include an offer to APP management of continued employment following a transaction.”

The disclosure in the last sentence of the first paragraph on the top of page 36 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“Potential acquiror D did not submit a formal indication of interest, but orally provided to APP’s advisors a range of the value it ascribed to APP’s business for a cash transaction. Whether management of APP would be offered continued employment following any such transaction was not discussed.”

The disclosure in the fourth paragraph from the top of page 36 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“Also, during the week of June 2, 2008, after discussions with its advisors, and on the basis of potential acquiror D’s proposed range of values for APP’s business, as well as perceived potential regulatory barriers due to the overlap between APP’s business and potential acquiror D’s business (which was more extensive than any overlaps between APP’s business and the businesses of potential acquirors A and B or Fresenius), APP, together with its advisors, concluded that it should discontinue discussions with potential acquiror D. Accordingly, Goldman Sachs, on behalf of APP, informed potential acquiror D that APP would not explore a potential transaction with potential acquiror D.”

The disclosure in the last full paragraph on page 36 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“At this meeting, the board determined that, in light of the non-binding proposals, and in particular, the fact that the Fresenius proposal contemplated a “rollover” that was potentially beneficial to the principal stockholders and which was not being offered to other APP stockholders, and in order to represent the interests of the APP stockholders other than the principal stockholders, it was appropriate to establish a special committee of independent directors, comprised of Michael Blaszyk and Stuart DePina, to assist the board in evaluating the proposals and any other alternatives that reasonably might be available to APP, including continuing to conduct business as a stand-alone company, and to make a recommendation to the board as to whether any of these proposals or any available alternatives should be approved and pursued. The special committee was granted the authority to evaluate any acquisition proposals made to APP and its alternative options, to participate in the negotiation of any acquisition proposals, and to recommend to APP’s board of directors whether any of the acquisition proposals or alternative options ought to be pursued and approved. Each member of the special committee will receive a one-time fee of $50,000 for his service on the special committee.”

The disclosure in the second paragraph from the top on page 37 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“In the evening of June 20, 2008, with the knowledge of the APP board of directors, including the members of the special committee, Dr. Soon-Shiong met Dr. Schneider in New York to explain the expected next steps in the proposed process.”

The disclosure in the second paragraph from the bottom of page 37 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“On June 24, 2008, the special committee held a telephonic meeting that was attended by representatives of Bingham McCutchen, Goldman Sachs and Lazard. The special committee reviewed and discussed with Bingham McCutchen, Goldman Sachs and Lazard the terms of the non-binding proposals received from Fresenius and potential acquirors A and B and other relevant matters. Among other things, the meeting participants reviewed and discussed the value of consideration proposed to be paid by Fresenius and the other potential acquirors, the restrictions on APP’s ability to solicit or respond to other transaction proposals that would likely be included in any definitive merger agreement, the differences between the consideration proposed to be paid under the Fresenius proposal for 90% of APP’s outstanding shares and the terms of Fresenius’ proposed rollover by the principal stockholders, and whether other strategic or financial buyers might be willing or able to consummate a transaction at a higher value than the indicative value reflected in the proposals. At this meeting, the special committee formally approved the retention of Bingham McCutchen to act as its legal advisors. The special committee also considered the relationships between Goldman Sachs and Lazard and APP and the principal stockholders described under “The Merger—Opinions of Financial Advisors to APP” as well as potential acquirors A and B and Fresenius. The special committee determined ~~I~~in light of Goldman Sachs and Lazard’s involvement with the process and familiarity with APP, and the fact that at least one of Goldman Sachs or Lazard had not had any substantial business relationship outside the ordinary course with potential acquirors A or B or Fresenisus ~~the special committee~~ to request~~ed~~ that Goldman Sachs and Lazard be engaged to act as financial advisors to the special committee.”

The disclosure in the last paragraph on the bottom of page 37 of the information statement/prospectus under the heading “The Merger—Background of the Merger” is revised as follows:

“At the June 24th meeting, the special committee also discussed with representatives of Goldman Sachs and Lazard the potential risks and implications of continuing to conduct APP’s business on a stand-alone basis, including business execution risks, the changing competitive landscape of the industry in which APP operates and the widespread consolidation occurring within the industry. Representatives of Goldman Sachs and Lazard also reviewed with the special committee the financial analyses previously presented by Goldman Sachs and Lazard at a June 16th meeting of the full board. The special committee also discussed with representatives of Goldman Sachs, Lazard and Bingham McCutchen the structure, terms and payout schedule of the CVRs and the rollover contemplated by the Fresenius proposal. At this meeting, representatives of Bingham McCutchen reviewed with the special committee the general fiduciary obligations of directors of a Delaware corporation and the specific fiduciary duties and standards implicated in the context of a sale transaction. In particular, Bingham McCutchen reviewed and discussed with the special committee the board’s obligation to pay particular attention to the interests of APP’s minority stockholders, should a sale of APP be deemed appropriate to pursue, given the voting control of the principal stockholders over APP. The special committee determined that, notwithstanding that at this time no decision had been made to sell APP or to pursue any specific transaction, it would be beneficial and consistent with maximizing value for the minority stockholders if the terms of any definitive sale transaction, should one be pursued, did not contain a materially different mix of consideration for the principal stockholders than would be paid to the other APP stockholders.”

The disclosure in the paragraph carrying over from page 47 to page 48 of the information statement/prospectus under the heading “The Merger—Opinions of Financial Advisors to APP” is revised as follows:

“Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of APP, Fresenius, FK Holdings and Merger Sub and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the special committee in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain investment banking and other financial services to APP and its affiliates from time to time, including acting as the advisor to the special committee of American Pharmaceutical Partners, a predecessor to Abraxis BioScience, Inc., in connection with the merger of APP and Abraxis in 2006. Goldman

Sachs also extended a margin loan to APP’s chairman, Dr. Soon-Shiong, which is secured by certain of the principal stockholders’ shares of APP common stock (in an aggregate principal amount of $10,000,000, of which approximately $1,400,000, all of which was borrowed in June 2008, had been drawn as of July 7, 2008, the date of Goldman Sachs’ opinion), in June 2008, and Goldman Sachs may loan additional amounts to Dr. Soon-Shiong pursuant to a similar credit facility in the future. Goldman Sachs also may provide investment banking and other financial services to APP, Fresenius, FK Holdings and Merger Sub, Dr. Soon-Shiong and their respective affiliates in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation.”

The disclosure in the first paragraph on the top of page 51 of the information statement/prospectus under the heading “The Merger—Opinions of Financial Advisors to APP” is revised as follows:

“Historical Stock Trading Analysis. The financial co-advisors reviewed the historical trading prices and volumes for shares of APP common stock for the three-month period ended July 3, 2008. The financial co-advisors analyzed the equity value per share of APP common stock to be received by holders of shares of APP common stock pursuant to the merger agreement, with respect to (i) the $23.00 cash consideration, (ii) the net present value of the merger consideration based on the CVR payout calculated ~~using~~ by taking 2.5x the excess of the cumulative EBITDA reflected in the May 2008 probability adjusted projections prepared by the APP senior management over the threshold cumulative EBITDA provided for under the terms of the CVR and dividing the result by the number of CVRs to be issued in the merger and then discounting the result at a discount rate of 10.5% for a period of three years, (iii) the net present value of the merger consideration with the maximum payout of the CVR and (iv) the nominal value of the merger consideration with the maximum payout of the CVR, in each case as a premium to (w) the per share price as of June 25, 2008, (x) the per share price as of July 3, 2008, (y) the one-month average per share price, and (z) the three-month average per share price.”

The tables on page 52 provided in the summary of the “Selected Companies Analysis” under the heading “The Merger—Opinions of Financial Advisors to APP” is revised to read as follows:

“The results of these analyses are summarized as follows:

	Selected Companies						APP as of
Enterprise Value as a multiple of:	Hospira	Barr	Mylan	Watson	Range	Median	June 25, 2008	July 3, 2008

LTM Sales	2.3x	2.5x	1.8x	1.4x	1.4x–2.5x	2.1x	5.3x	5.5x

LTM EBITDA	10.8x	9.7x	10.0x	6.6x	6.6x–10.8x	9.9x	13.5x	14.2x

2008 Estimated EBITDA	9.8x	8.1x	7.9x	6.7x	6.7x–9.8x	8.0x	9.6x	10.0x

The financial co-advisors also calculated the selected companies’ estimated calendar year 2008 price/earnings ratios to the results for APP. The following table presents the results of this analysis:

	Selected Companies								APP as of
Price/Earnings Ratio:	Hospira	Barr	Mylan	Watson	Range		Median		June 25, 2008		July 3, 2008

2008 Estimated	15.4x	15.5x	25.2x	14.0x	14.0x–25.2x	*	15.5x	*	15.8x	**	16.8x	**

*	Based on IBES estimates.

**	Using earnings estimates based on projections by management of APP.

The disclosure in the paragraph carrying over from page 52 to page 53 of the information statement/prospectus under the heading “The Merger—Opinions of Financial Advisors to APP” is revised as follows:

“Selected Transactions Analysis. The financial co-advisors analyzed certain information relating to the following selected transactions in the generic specialty pharmaceuticals industry over $500 million since 2002:

•

Novartis’ acquisition of LEK announced in August 2002 (enterprise value of the target company as reflected by the transaction consideration: $718mm, enterprise value as a multiple of the target company’s latest twelve months sales: 1.9, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 9.0);

•

Teva’s acquisition of Sicor announced in October 2003 (enterprise value of the target company as reflected by the transaction consideration: $3,162mm, enterprise value as a multiple of the target company’s latest twelve months sales: 6.0, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 15.6);

•

Novartis’ acquisition of Sabex announced in June 2004 (enterprise value of the target company as reflected by the transaction consideration: $565mm, enterprise value as a multiple of the target company’s latest twelve months sales: 6.3, enterprise value as a multiple of the target company’s latest twelve months EBITDA: N/A);

•

Perrigo’s acquisition of Agis announced in November 2004 (enterprise value of the target company as reflected by the transaction consideration: $833mm, enterprise value as a multiple of the target company’s latest twelve months sales: 2.1, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 13.7);

•

Novartis’ acquisition of Hexal announced in February 2005 (enterprise value of the target company as reflected by the transaction consideration: $5,683mm, enterprise value as a multiple of the target company’s latest twelve months sales: 3.5, enterprise value as a multiple of the target company’s latest twelve months EBITDA: N/A);

•

Novartis’ acquisition of Eon Labs announced in February 2005 (enterprise value of the target company as reflected by the transaction consideration: $2,485mm, enterprise value as a multiple of the target company’s latest twelve months sales: 5.8, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 13.6);

•

Actavis’ acquisition of Amide Pharmaceutical announced in May 2005 (enterprise value of the target company as reflected by the transaction consideration: $460mm, enterprise value as a multiple of the target company’s latest twelve months sales: 4.3, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 8.6);

•

Teva’s acquisition of Ivax announced in July 2005 (enterprise value of the target company as reflected by the transaction consideration: $7,800mm, enterprise value as a multiple of the target company’s latest twelve months sales: 4.1, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 23.9);

•

Actavis’ acquisition of Alphama’s Human Generics Business announced in October 2005 (enterprise value of the target company as reflected by the transaction consideration: $810mm, enterprise value as a multiple of the target company’s latest twelve months sales: 0.8, enterprise value as a multiple of the target company’s latest twelve months EBITDA: N/A);

•

Dr. Reddy’s acquisition of Betapharm announced in February 2006 (enterprise value of the target company as reflected by the transaction consideration: $577mm, enterprise value as a multiple of the target company’s latest twelve months sales: 2.9, enterprise value as a multiple of the target company’s latest twelve months EBITDA: N/A);

•	Watson’s acquisition of Andrx announced in March 2006 (enterprise value of the target company as reflected by the transaction consideration: $1,544mm, enterprise value as a multiple of the target company’s latest twelve months sales: 1.4, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 18.6);

•

Barr’s acquisition of Pliva announced in June 2006 (enterprise value of the target company as reflected by the transaction consideration: $2,530mm, enterprise value as a multiple of the target company’s latest twelve months sales: 2.3, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 11.6);

•

Mylan’s acquisition of Matrix Labs’ 71.5% interest announced in August 2006 (enterprise value of the target company as reflected by the transaction consideration: $1,252mm, enterprise value as a multiple of the target company’s latest twelve months sales: 3.9, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 22.3);

•

Hospira’s acquisition of Mayne Pharma announced in September 2006 (enterprise value of the target company as reflected by the transaction consideration: $1,900mm, enterprise value as a multiple of the target company’s latest twelve months sales: 3.2, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 15.0);

•

Mylan’s pending acquisition of Merck KGaA Generics Business announced in May 2007 (enterprise value of the target company as reflected by the transaction consideration: $6,783mm, enterprise value as a multiple of the target company’s latest twelve months sales: 2.8, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 14.5);

•

Novator’s acquisition of Actavis announced in July 2007 (enterprise value of the target company as reflected by the transaction consideration: $6,583mm, enterprise value as a multiple of the target company’s latest twelve months sales: 3.3, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 15.9);

•

Apax Partners’ pending acquisition of Qualitest and Vintage Pharma announced in September 2007 (enterprise value of the target company as reflected by the transaction consideration: $875mm, enterprise value as a multiple of the target company’s latest twelve months sales: N/A, enterprise value as a multiple of the target company’s latest twelve months EBITDA: N/A);

•

Gedeon Richter’s pending acquisition of Polpharma announced in November 2007 (enterprise value of the target company as reflected by the transaction consideration: $1,308mm, enterprise value as a multiple of the target company’s latest twelve months sales: 3.5, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 12.4); and

•

Daiichi Sankyo’s pending acquisition of Ranbaxy announced in June 2008 (enterprise value of the target company as reflected by the transaction consideration: $7,259mm, enterprise value as a multiple of the target company’s latest twelve months sales: 4.4, enterprise value as a multiple of the target company’s latest twelve months EBITDA: 31.2).”

The disclosure in the last paragraph on the bottom of page 53 of the information statement/prospectus under the heading “The Merger—Opinions of Financial Advisors to APP” is revised as follows:

“Discounted Cash Flow Analysis. The financial co-advisors performed a discounted cash flow, which we refer to as DCF, analysis on APP using the internal financial analyses and forecasts prepared by APP’s management to determine a range of implied values per share of APP’s common stock. The financial co-advisors discounted back to June 30, 2008 the probability-adjusted projected unlevered free cash flows for APP through the end of 2012, using a range of discount rates ranging from 9.5% to 11.5%, which were derived by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for APP and selected companies which exhibited similar business characteristics to APP. The applied discount rates ranging from 9.5% to 11.5% were based on the financial co-advisors’ judgment of an illustrative range based upon the above analysis. The analysis was based upon perpetuity growth rates ranging from 2.0% to 4.0%, and resulted in illustrative per share value indications ranging from $16.00 to $30.03 per share of APP common stock.

The following disclosure is added after the fourth full paragraph from the top of page 56 of the information statement/prospectus under the heading “The Merger—Certain Projected Financial Information of APP”:

“On August 1, 2008, APP issued the following financial guidance for 2008:

•	Total net revenues are expected to be in the range of $800 to $820 million; and

•

Adjusted EBITDA is expected to be $325 to $350 million. Adjustments reflect the exclusion of costs associated with the technical transfer and operational start-up of the Puerto Rico facility, expenses resulting from the separation of Abraxis Bioscience, costs associated with the ongoing Fresenius merger activities, non-cash compensation costs, and miscellaneous non-recurring costs.

Additional 2008 financial guidance issued by APP on August 1, 2008, including information to reconcile estimated Adjusted EBITDA to estimates of GAAP financial measures, is included in the Current Report on Form 8-K filed by APP with the SEC on August 1, 2008.”